Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Navigant Consulting, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333-81680, 333-30267, 333-127988, 333-141256, 333-149427 and 333-181581) on Form S-8 of Navigant Consulting, Inc. and subsidiaries of our report dated February 13, 2015, with respect to the consolidated balance sheets of Navigant Consulting, Inc. and subsidiaries as of December 31, 2014 and 2013, and the related consolidated statements of comprehensive income (loss), stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2014, the related financial statement schedule, and the effectiveness of internal control over financial reporting at December 31, 2014, which reports appear in the December 31, 2014 annual report on Form 10-K of Navigant Consulting, Inc. and subsidiaries.

/s/ KPMG LLP

Chicago, Illinois

February 13, 2015